EXHIBIT 99.1

Reliance Steel & Aluminum Co. Reports Second Quarter 2023 Financial Results

· Net sales of $3.88 billion with tons sold up 1.9% from Q2 2022
· Strong gross profit margin of 31.5%
· EPS of $6.49
· Cash flow from operations of $295.1 million
· Repurchased $73.9 million of common stock
· Completed acquisition of Southern Steel Supply, LLC on May 1, 2023

SCOTTSDALE, Ariz., July 27, 2023 (GLOBE NEWSWIRE) -- Reliance Steel & Aluminum Co. (NYSE: RS) today reported its financial results for the second quarter ended June 30, 2023.

(in millions, except tons which are in thousands and per share amounts)

			Sequential Quarter	Six Months Ended June 30,		Year-Over- Year		Quarter-Over-Quarter
	Q2 2023	Q1 2023	% Change	2023	2022	% Change	Q2 2022	% Change
Income Statement Data:
Net sales	$3,880.3	$3,965.3	(2.1%)	$7,845.6	$9,167.0	(14.4%)	$4,681.2	(17.1%)
Gross profit[1]	$1,222.7	$1,226.0	(0.3%)	$2,448.7	$2,882.5	(15.0%)	$1,495.4	(18.2%)
Gross profit margin[1]	31.5%	30.9%	0.6%	31.2%	31.4%	(0.2%)	31.9%	(0.4%)
Non-GAAP gross profit margin[1,2]	31.5%	30.9%	0.6%	31.2%	31.5%	(0.3%)	31.9%	(0.4%)
LIFO (income) expense	$(45.0)	$(15.0)		$(60.0)	$50.0		$12.5
LIFO (income) expense as a % of net sales	(1.2%)	(0.4%)	(0.8%)	(0.8%)	0.5%	(1.3%)	0.3%	(1.5%)
LIFO (income) expense per diluted share, net of tax	$(0.57)	$(0.18)		$(0.75)	$0.59		$0.15
Non-GAAP pretax (income) expense adjustments²	$—	$(4.8)		$(4.8)	$7.5		$0.3
Pretax income	$510.9	$508.5	0.5%	$1,019.4	$1,459.8	(30.2%)	$762.6	(33.0%)
Non-GAAP pretax income[2]	$510.9	$503.7	1.4%	$1,014.6	$1,467.3	(30.9%)	$762.9	(33.0%)
Pretax income margin	13.2%	12.8%	0.4%	13.0%	15.9%	(2.9%)	16.3%	(3.1%)
Net income attributable to Reliance	$385.1	$383.1	0.5%	$768.2	$1,096.1	(29.9%)	$572.8	(32.8%)
Diluted EPS	$6.49	$6.43	0.9%	$12.92	$17.49	(26.1%)	$9.15	(29.1%)
Non-GAAP diluted EPS[2]	$6.49	$6.37	1.9%	$12.86	$17.57	(26.8%)	$9.15	(29.1%)

Balance Sheet and Cash Flow Data:
Cash provided by operations	$295.1	$384.6	(23.3%)	$679.7	$674.2	0.8%	$270.2	9.2%
Free cash flow[3]	$164.9	$281.7	(41.5%)	$446.6	$520.0	(14.1%)	$182.7	(9.7%)
Net debt-to-total capital[4]	4.1%	4.3%		4.1%	14.3%		14.3%
Net debt-to-EBITDA[2,5]	0.1x	0.1x		0.1x	0.4x		0.4x
Total debt-to-EBITDA[2,5]	0.5x	0.5x		0.5x	0.6x		0.6x

Capital Allocation Data:
Acquisition, net	$24.1	$—		$24.1	$—		$—
Capital expenditures	$130.2	$102.9		$233.1	$154.2		$87.5
Dividends	$58.6	$62.0		$120.6	$110.6		$53.9
Share repurchases	$73.9	$38.9		$112.8	$211.0		$193.9

Key Business Metrics:
Tons sold	1,484.1	1,520.1	(2.4%)	3,004.2	2,873.6	4.5%	1,455.9	1.9%
Average selling price per ton sold	$2,626	$2,623	0.1%	$2,625	$3,213	(18.3%)	$3,240	(19.0%)

Please refer to the footnotes at the end of this press release for additional information.

Management Commentary
“Reliance’s business model is designed to provide resilient performance throughout economic cycles, including both pricing and end demand fluctuations present in the metals industry. The unique facets of our business model, highlighted by diversification, small order sizes, quick delivery and increased value-added processing, support our ability to deliver consistent profitable results,” said Karla Lewis, President and Chief Executive Officer of Reliance. “Our strong second quarter results were consistent with the first quarter, with diluted earnings per share of $6.49 compared to $6.43 per share in the first quarter of 2023. While our tons sold declined 2.4% from the first quarter of 2023, they improved 1.9% year-over-year, in part driven by our investments in organic growth. Overall, the end markets we serve remained healthy with solid underlying demand and customer activity levels. Pricing was relatively flat compared to the first quarter and remained elevated by historical standards.”

Mrs. Lewis continued, “Our strong profitability, along with effective working capital management, produced significant operating cash flow of $295.1 million in the second quarter. Investing for growth remains our top priority with $154.3 million invested during the second quarter in both capital expenditures and our May 1, 2023 acquisition of Southern Steel Supply, LLC. Our strong cash flow continues to fund our growth initiatives and fueled $132.5 million of stockholder returns in the second quarter through dividends and share repurchases. We remain well positioned to continue investing in and profitably growing our Company and expect to capitalize on opportunities under the Infrastructure Bill, the CHIPS Act and the Inflation Reduction Act, while continuing to provide strong returns to our stockholders. Most importantly, I would like to thank the team at Reliance for their continued focus on operating safely while serving our customers and delivering strong financial performance.”

End Market Commentary
Reliance provides a diverse range of products and processing services to a wide range of end markets, generally in small quantities on an as-needed basis. The Company’s tons sold in the second quarter of 2023 declined 2.4% compared to the prior quarter, reflecting one less shipping day and the impact from the demand pull-forward for carbon steel flat-rolled products experienced in the first quarter of 2023. The Company’s tons sold increased 1.9% year-over-year due to strength in the non-residential construction and aerospace end markets Reliance serves along with contributions from its organic growth investments.

Demand in non-residential construction (including infrastructure), Reliance’s largest end market, improved compared to the second quarter of 2022. Reliance continues to service new projects in diverse sectors, including public infrastructure, manufacturing and renewable energy. The Company remains cautiously optimistic non-residential construction activity in the sectors in which the Company participates will remain healthy in the third quarter of 2023 based on current customer sentiment and backlogs.

Demand across the broader manufacturing sectors Reliance serves, including industrial machinery, consumer products and heavy equipment, declined modestly from the first quarter of 2023 partially due to the carbon steel flat-rolled demand pull forward effect; however, demand improved from the second quarter of 2022. Reliance anticipates that demand for its products across the broader manufacturing sector will experience a customary seasonal slowdown in the third quarter of 2023.

Demand for commercial aerospace remained strong in the second quarter of 2023. Reliance is optimistic commercial aerospace demand will continue to improve in the third quarter of 2023 as build rates increase from 2022 levels. Demand in the military, defense and space portions of Reliance’s aerospace business also remained strong with healthy backlogs, which is expected to continue in the third quarter of 2023.

Demand for the toll processing services Reliance provides to the automotive market increased from both the first quarter of 2023 and the second quarter of 2022. Reliance’s niche position in the automotive market, coupled with recent increases in automotive production and the continued shift to higher aluminum content, provide the Company with continued optimism that demand for its toll processing services will remain solid in the third quarter of 2023.

Demand in the semiconductor market declined from both the first quarter of 2023 and the second quarter of 2022 due to softening in certain areas of the market. Nevertheless, Reliance’s long-term outlook for the semiconductor market remains positive, reinforced by its investments in additional capacity to service the significant semiconductor fabrication expansion efforts underway in the United States.

Balance Sheet & Cash Flow
At June 30, 2023, Reliance had cash and cash equivalents of $816.3 million and total debt outstanding of $1.15 billion with no outstanding borrowings under its $1.5 billion revolving credit facility. Reliance generated cash flow from operations of $295.1 million during the second quarter of 2023 driven by its solid profitability and effective management of working capital.

Stockholder Return Activity
On July 25, 2023, the Company’s Board of Directors declared a quarterly cash dividend of $1.00 per share of common stock, payable on September 1, 2023 to stockholders of record as of August 18, 2023. Reliance has paid regular quarterly cash dividends for 64 consecutive years without reduction or suspension and has increased the dividend 30 times since its 1994 IPO to a current annual rate of $4.00 per share.

In the second quarter of 2023, the Company repurchased approximately 308 thousand shares of its common stock at an average cost of $239.55 per share, for a total of $73.9 million. As of June 30, 2023, $567.9 million remained available under its $1 billion share repurchase plan authorized on July 26, 2022. Since 2018, Reliance has repurchased approximately 16.4 million shares of its common stock at an average cost of $117.98 per share for a total of $1.94 billion.

Acquisition of Southern Steel Supply, LLC
As previously announced, on May 1, 2023, Reliance completed the acquisition of all the outstanding equity interests and the related real estate assets of Southern Steel Supply, LLC (“Southern Steel”), a metals service center that offers merchant and structural steel, pipe and tube, steel plate, ornamental products and laser cut and fabricated parts. The addition of Southern Steel expands Reliance’s geographic footprint and value-added processing capabilities. Southern Steel operates as a subsidiary of Siskin Steel & Supply Company, Inc., a wholly owned subsidiary of Reliance. For the twelve months ended December 31, 2022, annual net sales for Southern Steel were $62.9 million.

Business Outlook
Reliance anticipates underlying demand will remain healthy across the majority of the end markets it serves in the third quarter of 2023. However, the Company expects shipment levels to be impacted by normal seasonal patterns, which include a decline in shipping volumes due to planned customer shutdowns and vacation schedules, along with one less shipping day. As a result, the Company expects tons sold will be down 2% to 4% in the third quarter of 2023 compared to the second quarter of 2023 but up 1.5% to 3.5% from the third quarter of 2022. In addition, Reliance expects its average selling price per ton sold for the third quarter of 2023 to be down 2% to 4% compared to the second quarter of 2023 primarily driven by declining prices for flat-rolled products in carbon steel, stainless steel and common alloy aluminum along with carbon steel tubing products, which collectively represent about 35% of its sales. Further, the Company anticipates temporary downward pressure on its gross profit margin in the third quarter as a result of selling into a declining metal price environment for certain of its products. Based on these expectations, the Company anticipates non-GAAP earnings per diluted share in the range of $4.90 to $5.10 for the third quarter of 2023.

Conference Call Details
A conference call and simultaneous webcast to discuss Reliance’s second quarter 2023 financial results and business outlook will be held on Thursday, July 27, 2023 at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time. To listen to the live call by telephone, please dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time and use conference ID: 13739614. The call will also be broadcast live over the Internet hosted on the Investors section of the Company's website at investor.rsac.com.

For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 2:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on August 10, 2023, by dialing (844) 512-2921 (U.S. and Canada) or (412) 317-6671 (International) and entering the conference ID: 13739614. The webcast will remain posted on the Investors section of Reliance’s website at www.rsac.com for 90 days.

About Reliance Steel & Aluminum Co.
Founded in 1939, Reliance Steel & Aluminum Co. (NYSE: RS) is a leading global diversified metal solutions provider and the largest metals service center company in North America. Through a network of approximately 315 locations in 40 states and 12 countries outside of the United States, Reliance provides value-added metals processing services and distributes a full-line of over 100,000 metal products to more than 125,000 customers in a broad range of industries. Reliance focuses on small orders with quick turnaround and value-added processing services. In 2022, Reliance’s average order size was $3,670, approximately 50% of orders included value-added processing and approximately 40% of orders were delivered within 24 hours. Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s website at rsac.com.

Forward-Looking Statements
This press release contains certain statements that are, or may be deemed to be, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, discussions of Reliance’s industry and end markets, business strategies, acquisitions, and expectations concerning the Company’s future growth and profitability and its ability to generate industry leading returns for its stockholders, as well as future demand and metals pricing and the Company’s results of operations, margins, profitability, taxes, liquidity, macroeconomic conditions, including inflation and the possibility of an economic recession or slowdown, litigation matters and capital resources. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “preliminary,” “range,” “intend” and “continue,” the negative of these terms, and similar expressions.

These forward-looking statements are based on management's estimates, projections and assumptions as of today’s date that may not prove to be accurate. Forward-looking statements involve known and unknown risks and uncertainties and are not guarantees of future performance. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements as a result of various important factors, including, but not limited to, actions taken by Reliance, as well as developments beyond its control, including, but not limited to, the possibility that the expected benefits of acquisitions may not materialize as expected, the impacts of labor constraints and supply chain disruptions, COVID-19 or any other similar pandemic or public health situation, and changes in worldwide and U.S. political and economic conditions such as inflation and the possibility of an economic recession that could materially impact the Company, its customers and suppliers and demand for the Company’s products and services. Deteriorations in economic conditions as a result of inflation, economic recession, slowing growth, COVID-19 or outbreaks of other infectious disease, the conflict between Russia and Ukraine or otherwise, could lead to a decline in demand for the Company’s products and services and negatively impact its business, and may also impact financial markets and corporate credit markets which could adversely impact the Company’s access to financing, or the terms of any financing. The Company cannot at this time predict all of the impacts of inflation, product price fluctuations, economic recession, COVID-19 or any other similar pandemic or public health situation or the Russia-Ukraine conflict and related economic effects, but these factors, individually or in any combination, could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

The statements contained in this press release speak only as of the date that they are made, and Reliance disclaims any and all obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or for any other reason, except as may be required by law. Important risks and uncertainties about Reliance’s business can be found in “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and in other documents Reliance files or furnishes with the United States Securities and Exchange Commission.

CONTACT:
(213) 576-2428
investor@rsac.com

or Addo Investor Relations
(310) 829-5400

(Tables to follow)

Second Quarter 2023 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)					Average Selling Price per Ton Sold (% change)
	Q2 2023	Q1 2023	Sequential Quarter Change	Q2 2022	Year-Over-Year Change	Sequential Quarter Change	Year-Over-Year Change
Carbon steel	1,205.7	1,232.0	(2.1%)	1,169.1	3.1%	2.8%	(20.9%)
Aluminum	83.1	86.1	(3.5%)	85.2	(2.5%)	(1.0%)	(8.5%)
Stainless steel	71.7	76.8	(6.6%)	80.3	(10.7%)	(1.4%)	(16.1%)
Alloy	34.5	36.3	(5.0%)	37.9	(9.0%)	2.8%	4.5%

	Sales ($'s in millions; % change)
	Q2 2023	Q1 2023	Sequential Quarter Change	Q2 2022	Year-Over-Year Change
Carbon steel	$2,141.2	$2,128.5	0.6%	$2,625.8	(18.5%)
Aluminum	$639.7	$670.2	(4.6%)	$716.8	(10.8%)
Stainless steel	$604.0	$657.3	(8.1%)	$807.1	(25.2%)
Alloy	$186.8	$191.4	(2.4%)	$196.6	(5.0%)

Year-to-Date (6 Months) 2023 Major Commodity Metrics

	Tons Sold (tons in thousands; % change)			Average Selling Price per Ton Sold (% change)
	2023	2022	Year-Over-Year Change	Year-Over-Year Change
Carbon steel	2,437.7	2,294.8	6.2%	(22.3%)
Aluminum	169.2	173.0	(2.2%)	(5.0%)
Stainless steel	148.5	167.1	(11.1%)	(9.7%)
Alloy	70.8	77.6	(8.8%)	9.0%

	Sales ($'s in millions; % change)
	2023	2022	Year-Over-Year Change
Carbon steel	$4,269.7	$5,173.3	(17.5%)
Aluminum	$1,309.9	$1,409.6	(7.1%)
Stainless steel	$1,261.3	$1,572.0	(19.8%)
Alloy	$378.2	$380.3	(0.6%)

	Sales by Product ($'s as a % of total sales)
				Six Months Ended
				June 30,
	Q2 2023	Q1 2023	Q2 2022	2023	2022
Carbon steel plate	12%	12%	11%	12%	11%
Carbon steel structurals	10%	10%	9%	10%	9%
Carbon steel tubing	10%	10%	12%	10%	12%
Hot-rolled steel sheet & coil	9%	9%	9%	9%	10%
Carbon steel bar	5%	5%	5%	5%	5%
Galvanized steel sheet & coil	4%	4%	5%	4%	5%
Cold-rolled steel sheet & coil	3%	2%	3%	2%	3%
Carbon steel	53%	52%	54%	52%	55%

Aluminum bar & tube	5%	5%	5%	5%	5%
Heat-treated aluminum plate	5%	5%	4%	5%	4%
Common alloy aluminum sheet & coil	4%	4%	4%	4%	4%
Common alloy aluminum plate	1%	1%	1%	1%	1%
Heat-treated aluminum sheet & coil	1%	1%	1%	1%	1%
Aluminum	16%	16%	15%	16%	15%

Stainless steel bar & tube	7%	8%	8%	8%	7%
Stainless steel sheet & coil	6%	6%	7%	6%	8%
Stainless steel plate	2%	2%	2%	2%	2%
Stainless steel	15%	16%	17%	16%	17%

Alloy bar & rod	4%	4%	3%	4%	3%
Alloy tube	1%	1%	1%	1%	1%
Alloy	5%	5%	4%	5%	4%

Miscellaneous	5%	5%	5%	5%	4%
Toll processing & logistics	4%	4%	3%	4%	3%
Copper & brass	2%	2%	2%	2%	2%
Other	11%	11%	10%	11%	9%

Total	100%	100%	100%	100%	100%

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(in millions, except number of shares which are reflected in thousands and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net sales	$3,880.3	$4,681.2	$7,845.6	$9,167.0

Costs and expenses:
Cost of sales (exclusive of depreciation and amortization shown below)	2,657.6	3,185.8	5,396.9	6,284.5
Warehouse, delivery, selling, general and administrative (“SG&A”)	650.6	648.6	1,301.9	1,260.5
Depreciation and amortization	60.8	59.3	121.9	118.4
	3,369.0	3,893.7	6,820.7	7,663.4

Operating income	511.3	787.5	1,024.9	1,503.6

Other (income) expense:
Interest expense	9.7	15.6	20.6	31.2
Other (income) expense, net	(9.3)	9.3	(15.1)	12.6
Income before income taxes	510.9	762.6	1,019.4	1,459.8
Income tax provision	124.6	188.7	248.7	361.3
Net income	386.3	573.9	770.7	1,098.5
Less: net income attributable to noncontrolling interests	1.2	1.1	2.5	2.4
Net income attributable to Reliance	$385.1	$572.8	$768.2	$1,096.1

Earnings per share attributable to Reliance stockholders:
Basic	$6.56	$9.29	$13.07	$17.75
Diluted	$6.49	$9.15	$12.92	$17.49

Shares used in computing earnings per share:
Basic	58,688	61,657	58,760	61,744
Diluted	59,346	62,594	59,440	62,688

Cash dividends per share	$1.00	$0.875	$2.00	$1.75

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions, except number of shares which are reflected in thousands and par value)

	June 30,	December 31,
	2023	2022*
ASSETS
Current assets:
Cash and cash equivalents	$816.3	$1,173.4
Accounts receivable, less allowance for credit losses of $28.7 at June 30, 2023 and $26.1 at December 31, 2022	1,729.9	1,565.7
Inventories	2,202.3	1,995.3
Prepaid expenses and other current assets	109.8	115.6
Income taxes receivable	—	36.6
Total current assets	4,858.3	4,886.6
Property, plant and equipment:
Land	270.0	262.7
Buildings	1,434.9	1,359.3
Machinery and equipment	2,578.9	2,446.9
Accumulated depreciation	(2,167.7)	(2,094.3)
Property, plant and equipment, net	2,116.1	1,974.6
Operating lease right-of-use assets	222.9	216.4
Goodwill	2,109.8	2,105.9
Intangible assets, net	1,002.8	1,019.6
Cash surrender value of life insurance policies, net	33.2	42.0
Other assets	97.3	84.8
Total assets	$10,440.4	$10,329.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$499.8	$412.4
Accrued expenses	134.6	118.8
Accrued compensation and retirement benefits	181.8	240.0
Accrued insurance costs	45.5	43.4
Current maturities of long-term debt and short-term borrowings	0.3	508.2
Current maturities of operating lease liabilities	54.6	52.5
Income taxes payable	21.2	—
Total current liabilities	937.8	1,375.3
Long-term debt	1,140.9	1,139.4
Operating lease liabilities	170.0	165.2
Long-term retirement benefits	30.6	26.1
Other long-term liabilities	59.3	51.4
Deferred income taxes	476.3	476.6
Commitments and contingencies
Equity:
Preferred stock, $0.001 par value: 5,000 shares authorized; none issued or outstanding	—	—
Common stock and additional paid-in capital, $0.001 par value and 200,000 shares authorized
Issued and outstanding shares—58,536 at June 30, 2023 and 58,787 at December 31, 2022	0.1	0.1
Retained earnings	7,702.1	7,173.6
Accumulated other comprehensive loss	(86.6)	(86.3)
Total Reliance stockholders’ equity	7,615.6	7,087.4
Noncontrolling interests	9.9	8.5
Total equity	7,625.5	7,095.9
Total liabilities and equity	$10,440.4	$10,329.9

* Amounts derived from audited financial statements.

RELIANCE STEEL & ALUMINUM CO.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

	Six Months Ended
	June 30,
	2023	2022
Operating activities:
Net income	$770.7	$1,098.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	121.9	118.4
Provision for credit losses	3.8	6.6
Stock-based compensation expense	31.6	29.8
Net loss on life insurance policies and deferred compensation plan assets	4.0	15.4
Other	(5.6)	2.4
Changes in operating assets and liabilities (excluding effect of businesses acquired):
Accounts receivable	(163.3)	(380.6)
Inventories	(202.1)	(291.2)
Prepaid expenses and other assets	71.1	29.2
Accounts payable and other liabilities	47.6	45.7
Net cash provided by operating activities	679.7	674.2

Investing activities:
Acquisition, net of cash acquired	(24.1)	—
Purchases of property, plant and equipment	(233.1)	(154.2)
Proceeds from sales of property, plant and equipment	9.4	9.2
Other	(7.2)	(4.4)
Net cash used in investing activities	(255.0)	(149.4)

Financing activities:
Net short-term debt repayments	(2.2)	(0.8)
Principal payments on long-term debt	(505.7)	—
Cash dividends and dividend equivalents	(120.6)	(110.6)
Share repurchases	(112.8)	(211.0)
Taxes paid related to net share settlement of restricted stock units	(37.3)	(17.1)
Other	(1.8)	23.0
Net cash used in financing activities	(780.4)	(316.5)
Effect of exchange rate changes on cash and cash equivalents	(1.4)	(4.3)
(Decrease) increase in cash and cash equivalents	(357.1)	204.0
Cash and cash equivalents at beginning of year	1,173.4	300.5
Cash and cash equivalents at end of the period	$816.3	$504.5

Supplemental cash flow information:
Interest paid during the period	$23.7	$30.3
Income taxes paid during the period, net	$191.0	$427.2

RELIANCE STEEL & ALUMINUM CO.
NON-GAAP RECONCILIATION
(in millions, except per share amounts)

	Net Income			Diluted EPS
	Three Months Ended			Three Months Ended
	June 30,	March 31,	June 30,	June 30,	March 31,	June 30,
	2023	2023	2022	2023	2023	2022
Net income attributable to Reliance	$385.1	$383.1	$572.8	$6.49	$6.43	$9.15
Restructuring charges	—	—	0.3	—	—	—
Gain related to sale of non-core assets	—	(4.8)	—	—	(0.08)	—
Income tax expense (benefit) related to above items	—	1.2	(0.1)	—	0.02	—
Non-GAAP net income attributable to Reliance	$385.1	$379.5	$573.0	$6.49	$6.37	$9.15

		Net Income		Diluted EPS
		Six Months Ended		Six Months Ended
		June 30,	June 30,	June 30,	June 30,
		2023	2022	2023	2022
Net income attributable to Reliance		$768.2	$1,096.1	$12.92	$17.49
Restructuring charges		—	1.4	—	0.02
Non-recurring expenses of acquisitions		—	8.1	—	0.12
Gains related to sales of non-core assets		(4.8)	(2.0)	(0.08)	(0.03)
Income tax expense (benefit) related to above items		1.2	(1.9)	0.02	(0.03)
Non-GAAP net income attributable to Reliance		$764.6	$1,101.7	$12.86	$17.57

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Pretax income	$510.9	$508.5	$762.6	$1,019.4	$1,459.8
Restructuring charges	—	—	0.3	—	1.4
Non-recurring expenses of acquisitions	—	—	—	—	8.1
Gains related to sales of non-core assets	—	(4.8)	—	(4.8)	(2.0)
Non-GAAP pretax income	$510.9	$503.7	$762.9	$1,014.6	$1,467.3

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Gross profit - LIFO	$1,222.7	$1,226.0	$1,495.4	$2,448.7	$2,882.5
Amortization of inventory step-up	—	—	—	—	8.1
Non-GAAP gross profit	1,222.7	1,226.0	1,495.4	2,448.7	2,890.6
LIFO (income) expense	(45.0)	(15.0)	12.5	(60.0)	50.0
Non-GAAP gross profit - FIFO	$1,177.7	$1,211.0	$1,507.9	$2,388.7	$2,940.6

Gross profit margin - LIFO	31.5%	30.9%	31.9%	31.2%	31.4%
Amortization of inventory step-up as a % of sales	—	—	—	—	0.1%
Non-GAAP gross profit margin	31.5%	30.9%	31.9%	31.2%	31.5%
LIFO (income) expense as a % of sales	(1.2%)	(0.4%)	0.3%	(0.8%)	0.5%
Non-GAAP gross profit margin - FIFO	30.3%	30.5%	32.2%	30.4%	32.0%

	June 30,	March 31,	June 30,
	2023	2023	2022
Total debt	$1,151.7	$1,159.6	$1,661.4
Less: unamortized debt discount and debt issuance costs	(10.5)	(11.2)	(13.7)
Carrying amount of debt	1,141.2	1,148.4	1,647.7
Less: cash and cash equivalents	(816.3)	(816.2)	(504.5)
Net debt	$324.9	$332.2	$1,143.2

	Twelve Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Net income	$1,516.4	$1,704.0	$1,917.5
Depreciation and amortization	243.7	242.2	233.2
Impairment of long-lived assets	—	—	4.7
Interest expense	51.7	57.6	62.5
Income taxes	473.6	537.7	622.3
EBITDA	$2,285.4	$2,541.5	$2,840.2

Net debt-to-EBITDA	0.1x	0.1x	0.4x
Total debt-to-EBITDA	0.5x	0.5x	0.6x

Reliance Steel & Aluminum Co.’s presentation of non-GAAP pretax income, net income and EPS over certain time periods is an attempt to provide meaningful comparisons to the Company's historical performance for its existing and future stockholders. Adjustments include gains on sales of non-core property, plant, and equipment, restructuring charges and non-recurring expenses of its fourth quarter 2021 acquisitions, which make comparisons of the Company’s operating results between periods difficult using GAAP measures. Reliance Steel & Aluminum Co.’s presentation of gross profit margin - FIFO, which is calculated as gross profit plus LIFO expense (or minus LIFO income) divided by net sales, is presented in order to provide a means of comparison amongst its competitors who may not use the same inventory valuation method. Please see footnote 1 below for additional information on the Company’s gross profit and gross profit margin. Reliance Steel & Aluminum Co. presents net debt- and total debt-to-EBITDA as a measurement of leverage utilized by management to monitor its debt levels in relation to its operating cash flow for which it utilizes EBITDA as a proxy.

Footnotes

[1] Gross profit, calculated as net sales less cost of sales, and gross profit margin, calculated as gross profit divided by net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. About half of Reliance's orders are basic distribution with no processing services performed. For the remainder of its sales orders, Reliance performs “first-stage” processing, which is generally not labor intensive as it is simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, is not significant and is excluded from cost of sales. Therefore, Reliance’s cost of sales is substantially comprised of the cost of the material it sells. Reliance uses gross profit and gross profit margin, as shown, as measures of operating performance. Gross profit and gross profit margin are important operating and financial measures, as their fluctuations can have a significant impact on Reliance's earnings. Gross profit and gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.
[2] See accompanying Non-GAAP Reconciliation. Certain percentages may not calculate due to rounding.
[3] Free cash flow is calculated as cash provided by operations reduced by capital expenditures.
[4] Net debt-to-total capital is calculated as carrying amount of debt (net of cash) divided by total Reliance stockholders’ equity plus carrying amount of debt (net of cash).
[5] Net debt- and total debt-to-EBITDA are calculated as carrying amount of debt (net of cash) or total debt divided by earnings before interest, income taxes, depreciation, amortization and impairment of long-lived assets (“EBITDA”) for the most recent twelve months.